                                                                   EXHIBIT 21.01



               LIST OF SUBSIDIARIES OF CONCUR TECHNOLOGIES, INC.


1.  XMS UK Ltd., a corporation organized under the laws of the United Kingdom.

2.  7Software, Inc., a California corporation.